Exhibit 99.1

Summit Financial Services Group Announces Results for the Three- and Six-Months Ended June 30, 2013

Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS - News) announced its financial results for the three- and six-month periods ended June 30, 2013. For the three-month period ended June 30, 2013 (the “2013 Quarter”), the Company reported revenues of $21.2 million, which represented an increase of $4.0 million, or 23%, from the $17.2 million in revenues reported for the three-month period ended June 30, 2012 (the “2012 Quarter”). For the 2013 Quarter, the Company reported net income of $0.79 million, which represented an increase of $0.32 million, or 70%, from the $0.47 million reported for the 2012 Quarter.

For the six-month period ended June 30, 2013 (the “2013 Period”), the Company reported revenues of $42.9 million, which represented an increase of $7.6 million, or 21%, from the $35.3 million in revenues reported for the six months ended June 30, 2012 (the “2012 Period”). For the 2013 Period, the Company reported net income of $1.47 million, which represented an increase of $0.59 million, or 66%, from the $0.88 million reported for the 2012 Period.

“We are pleased to report yet another quarter and six-month period of growth in revenues and earnings. We continue to believe, however, that uncertain market conditions, including concerns about Europe and the fate of the European Union, as well as the inability of Washington to address spending and the debt ceiling, may adversely affect investor confidence. While our future results may be negatively impacted as a result of these uncertainties, we remain committed to our strategy of recruiting the finest advisors in the industry,” stated Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President. Mr. Leeds continued, “Fortunately, as a result of the commitment of Summit’s advisors and home office associates, we have been able to report net income for the three- and six- month periods ended June 30, 2013 of $0.79 million and $1.47 million, respectively, compared to $0.47 million and $0.88 million for the respective three- and six- month periods ended June 30, 2012. Additionally, for the three-month periods ended June 30, 2013 and 2012, the Company generated EBITDA, as adjusted, of $1.61 million and $1.04 million, respectively, and $3.25 million and $2.20 million for the respective six-month periods.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 300 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

All of the above numbers have been rounded for ease of presentation.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Income as reported	$791,409	$466,782	$1,465,589	$884,161
Add: Depreciation	55,846	50,762	99,390	101,101
Amortization – notes	40,708	42,429	90,243	78,241
Stock-based compensation	145,539	152,762	364,086	464,646
Income tax expense	576,730	330,753	1,228,000	670,828

	$1,610,232	$1,043,488	$3,247,308	$2,198,977

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for stock-based compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of, analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-based compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Quarter Ended June 30, 2013

	For The Three Months Ended June 30,
	2013	2012
	(Unaudited)	(Unaudited)
Revenues
Commissions	$19,934,937	$16,144,603
Interest and dividends	197,720	232,775
Other	1,087,214	811,915

	21,219,871	17,189,293

Expenses
Commissions and related costs	16,930,417	13,695,075
Employee compensation and benefits	1,867,331	1,596,841
Occupancy and equipment	199,608	195,525
Communications	113,342	117,503
Depreciation and amortization	55,846	50,762
Other operating expenses	685,188	736,052

	19,851,732	16,391,758

Income before income taxes	1,368,139	797,535

Provision for income taxes	576,730	330,753

Net income	$791,409	$466,782

Basic income per common share	$0.04	$0.02

Diluted income per common share	$0.03	$0.01

Weighted average common shares outstanding:
Basic	20,325,997	26,627,098

Diluted	25,228,632	31,835,940

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Six Months Ended June 30, 2013

	For the Six Months Ended June 30,
	2013	2012
	(Unaudited)	(Unaudited)
Revenues
Commissions	$40,320,925	$33,194,303
Interest and dividends	403,956	505,217
Other	2,174,380	1,649,126

	42,899,261	35,348,646

Expenses
Commissions and related costs	34,079,064	28,206,570
Employee compensation and benefits	3,786,120	3,340,190
Occupancy and equipment	394,456	385,939
Communications	224,648	231,758
Depreciation and amortization	99,390	101,101
Other operating expenses	1,621,994	1,528,099

	40,205,672	33,793,657

Income before income taxes	2,693,589	1,554,989
Provision for income taxes	1,228,000	670,828

Net income	$1,465,589	$884,161

Basic income per common share	$0.07	$0.03

Diluted income per common share	$0.06	$0.03

Weighted average common shares outstanding:
Basic	20,311,249	26,588,785

Diluted	25,368,388	31,797,627

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida - Steven C. Jacobs, CFO, 561-338-2600.